Exhibit 5.1

April 20, 2007
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
(732) 578-3501
Re: Registration Statement on Form S-8 for the Pine Photonics Communications, Inc. 2000 Stock Plan; 60,260 shares of common stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as special counsel to Opnext, Inc., a Delaware corporation (the “Company”), in connection with the registration of 60,260 shares of common stock, $0.01 par value per share (the “Shares”) of the Company issuable pursuant to the Pine Photonics Communications, Inc. 2000 Stock Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor (not less than par value), in the circumstances contemplated by the Plan, the issuance and sale of the Shares will have been duly authorized by

April 20, 2007

all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Named Experts and Counsel.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP